Exhibit 99.1

MasterCard Incorporated Reports

Third-Quarter 2009 Financial Results

•	Net income of $456 million, or $3.48 per diluted share, excluding special items

•	Net income of $452 million, or $3.45 per diluted share, including special items

•	Net revenue growth of 2.0%, to $1.4 billion

•	Gross dollar volume and purchase volume relatively flat

•	Total operating expenses declined 13.3%, excluding special items

Purchase, NY, November 3, 2009 – MasterCard Incorporated (NYSE:MA) today announced financial results for the third quarter of 2009. The company reported net income of $456 million, or $3.48 per diluted share, excluding special items, and net income of $452 million, or $3.45 per diluted share, including special items. The company’s total operating expenses, other income, effective tax rate, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying GAAP reconciliations.

Net revenue for the third quarter of 2009 was $1.4 billion, a 2.0% increase versus the same period in 2008. On a constant currency basis (excluding the movement of the euro and the Brazilian real relative to the U.S. dollar), net revenue increased 3.9% compared to the same period in 2008. The higher net revenue in the third quarter this year benefited from:

•	Pricing changes that contributed approximately 6 percentage points of the net revenue growth; and

•	A 7.6% increase in the number of transactions processed to 5.8 billion.

These factors were partially offset by the impact of slightly lower cross border volumes on third-quarter 2009 revenue, compared to the same period in 2008.

MasterCard’s gross dollar volume was relatively flat, up 0.3% on a local currency basis, versus the third quarter of 2008, to $633 billion. Worldwide purchase volume during the quarter was also relatively flat, up 0.4% on a local currency basis, versus the third quarter of 2008, to $480 billion. As of September 30, 2009, the company’s financial-institution customers had issued 964 million MasterCard cards, comparable to the number of cards issued at September 30, 2008.

“We are very pleased with our third-quarter financial results, specifically since we began to see signs of stabilization in parts of our business,” said Robert W. Selander, MasterCard chief executive officer. “Total processed transactions continued to grow at a high single-digit rate, with double-digit growth coming from our Asia Pacific/Middle East/Africa and Latin America regions. At the same time, our overall cross-border volumes are steadying with our Asia Pacific region demonstrating significant growth in the quarter, and the U.S.

-more-

MasterCard Incorporated – Page 2

showing a lower rate of decline. We continued to aggressively manage costs and improve margins, while still investing in key growth areas across our business.

“Overall, our results once again underscore the global trend toward electronic payments, and the strength of our business model,” Selander added. “We continue to make life easier for consumers, businesses and governments, all of whom seek safer, more controllable and more efficient payment alternatives for everyday commerce.”

Special items for the third quarter of 2009 represented $6.2 million pre-tax litigation settlement charges. The special item for the third quarter of 2008 represented an $827.5 million net pre-tax charge related to an antitrust litigation settlement.

Excluding special items, total operating expenses decreased 13.3%, to $685 million, during the third quarter of 2009 compared to the same period in 2008. Currency fluctuations contributed 1.3 percentage points to the rate of decline. The decrease in total operating expenses was driven by:

•

A 7.9% decrease in general and administrative expenses, primarily resulting from lower professional fees and travel expenses, along with a benefit from foreign exchange remeasurement, versus the comparable period in 2008. These factors were partially offset by increased personnel costs due to severance of $31 million in the third quarter of 2009. Excluding the impact of severance costs in both periods, general and administrative expenses declined 13.8% for the third quarter of 2009. A favorable foreign currency impact represented 1.1 percentage points of both rates of decline; and

•

A 29.4% decrease in advertising and marketing expenses versus the year-ago period, primarily related to reduced investments and continued cost containment initiatives. Favorable currency fluctuations representing approximately 1.5 percentage points contributed to the rate of decline.

Including special items, total operating expenses decreased 57.3%, to $691 million, primarily due to the net litigation settlement that occurred in the third quarter of 2008.

Excluding special items, the operating margin was 49.8% for the third quarter of 2009, up 8.8 percentage points over the year-ago period. Including special items, the operating margin was 49.4% for the third quarter of 2009.

MasterCard’s effective tax rate was 32.9% in the third quarter of 2009. For the third quarter of 2008, the effective tax rate was 39.7%, excluding special items, and 34.1% including the special items. The difference in the effective tax rate was primarily due to the charge for the net litigation settlement recorded in the third quarter of 2008.

MasterCard Incorporated – Page 3

Year-to-Date 2009 Results

For the nine months ended September 30, 2009, MasterCard reported net income of $1.2 billion, or $8.95 per diluted share, excluding the impact of special items, and net income of $1.2 billion, or $8.92 per diluted share, including special items.

Net revenue for the nine months ended September 30, 2009, was $3.8 billion, a 0.9% increase versus the same period in 2008. On a constant currency basis, net revenue increased 4.4%. Increased processed transactions of 7.0% and pricing changes of approximately 6 percentage points contributed to the revenue growth in the year-to-date period. These factors were partially offset by the impact of slightly lower cross border volumes on revenue for the nine months ended September 30, 2009, relative to the comparable period last year.

Total operating expenses decreased 12.5%, to $2.0 billion, for the nine-month period compared to the same period in 2008, excluding special items for both periods. Currency fluctuations contributed 2.5 percentage points of this decrease. Including special items, operating expenses decreased 57.8%.

Total net other expense was $32 million for the nine-month period versus total net other income of $169 million for the same period in 2008, including special items. The decrease in other income was primarily driven by gains from the sale of Redecard securities and the termination of a customer business agreement in 2008.

MasterCard’s effective tax rate, excluding special items, was 33.6% in the nine months ended September 30, 2009, versus a rate of 36.7% in the comparable period in 2008. Including the special items, the effective tax rate was 33.6% for the 2009 period, and 40.4% for the 2008 period. The difference in the effective tax rate was primarily due to the impact of the charge for litigation settlements in 2008.

Third-Quarter 2009 Financial Results Conference Call Details

At 9:00 a.m. EST today, the company will host a conference call to discuss its third-quarter 2009 financial results.

The dial-in information for this call is 866-700-6293 (within the U.S.) and 617-213-8835 (outside the U.S.) and the passcode is 63207343. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 88640718.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

MasterCard Incorporated – Page 4

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes approximately 21 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Powered by the MasterCard Worldwide Network and through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	The potential stabilization of the company’s business, in light of overall economic conditions;

•	The company’s future investments in key growth areas; and

•	The company’s ability to continue to benefit from the ongoing shift toward electronic payments.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2008, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2009, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues, net	$1,364,275	$1,338,178	$3,800,266	$3,766,766
Operating Expenses
General and administrative	474,457	515,046	1,428,314	1,498,028
Advertising and marketing	173,828	246,154	470,275	706,798
Litigation settlements	6,245	827,500	6,745	2,476,845
Depreciation and amortization	36,242	28,742	102,950	81,956

Total operating expenses	690,772	1,617,442	2,008,284	4,763,627

Operating income (loss)	673,503	(279,264)	1,791,982	(996,861)
Other Income (Expense)
Investment income, net	10,665	22,626	41,696	163,081
Interest expense	(24,098)	(36,319)	(91,667)	(67,075)
Other income (expense), net	13,324	(715)	17,707	72,582

Total other income (expense)	(109)	(14,408)	(32,264)	168,588

Income (loss) before income taxes	673,394	(293,672)	1,759,718	(828,273)
Income tax expense (benefit)	221,254	(100,090)	591,489	(334,916)

Net income (loss)	452,140	(193,582)	1,168,229	(493,357)
Loss attributable to non-controlling interests	59	—	302	—

Net Income (Loss) Attributable to MasterCard	$452,199	$(193,582)	$1,168,531	$(493,357)

Basic Earnings (Loss) per Share	$3.46	$(1.48)	$8.95	$(3.76)

Basic Weighted Average Shares Outstanding	129,936	129,536	129,773	130,342

Diluted Earnings (Loss) per Share	$3.45	$(1.48)	$8.92	$(3.76)

Diluted Weighted Average Shares Outstanding	130,359	129,536	130,152	130,342

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$2,316,391	$1,505,160
Investment securities, at fair value:
Available-for-sale	629,678	588,095
Municipal bonds held-to-maturity	—	154,000
Accounts receivable	503,472	639,482
Income taxes receivable	—	198,308
Settlement due from customers	427,075	513,191
Restricted security deposits held for customers	260,769	183,245
Prepaid expenses	268,213	213,612
Deferred income taxes	277,967	283,795
Other current assets	69,102	32,619

Total Current Assets	4,752,667	4,311,507
Property, plant and equipment, at cost (less accumulated depreciation of $311,497 and $278,269)	450,915	306,798
Deferred income taxes	358,781	567,567
Goodwill	314,430	297,993
Other intangible assets (less accumulated amortization of $412,170 and $377,570)	410,533	394,282
Auction rate securities available-for-sale, at fair value	196,350	191,760
Municipal bonds held-to-maturity	36,400	37,450
Prepaid expenses	322,014	302,095
Other assets	97,258	66,397

Total Assets	$6,939,348	$6,475,849

LIABILITIES AND EQUITY
Accounts payable	$277,715	$253,276
Settlement due to customers	424,383	541,303
Restricted security deposits held for customers	260,769	183,245
Obligations under litigation settlements	614,220	713,035
Accrued expenses	1,048,064	1,032,061
Short-term debt	—	149,380
Other current liabilities	166,181	118,151

Total Current Liabilities	2,791,332	2,990,451
Deferred income taxes	76,186	74,518
Obligations under litigation settlements	396,117	1,023,263
Long-term debt	21,690	19,387
Other liabilities	428,787	436,255

Total Liabilities	3,714,112	4,543,874
Commitments
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 116,466,176 and 105,126,588 shares issued and 109,725,586 and 98,385,998 outstanding, respectively	11	10
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 19,977,657 and 30,848,778 issued and outstanding, respectively	3	4
Class M common stock, $.0001 par value; authorized 1,000,000 shares, 1,803 and 1,728 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,384,280	3,304,604
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250,000)	(1,250,000)
Retained earnings (accumulated deficit)	873,424	(236,100)
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	254,004	175,040
Defined benefit pension and other postretirement plans, net of tax	(40,084)	(43,207)
Investment securities available-for-sale, net of tax	(4,115)	(22,996)

Total accumulated other comprehensive income	209,805	108,837

Total Stockholders’ Equity	3,217,523	1,927,355
Non-controlling interests	7,713	4,620

Total Equity	3,225,236	1,931,975

Total Liabilities and Equity	$6,939,348	$6,475,849

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Operating Activities
Net income (loss)	$1,168,229	$(493,357)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	102,950	81,956
Gain on sale of Redecard S.A. available-for-sale securities	—	(85,903)
Share based payments	69,487	44,217
Stock units withheld for taxes	(27,884)	(66,095)
Tax benefit for share based compensation	(32,249)	(48,901)
Impairment of assets	15,991	10,600
Accretion of imputed interest on litigation settlements	72,573	47,490
Deferred income taxes	204,298	(531,454)
Other	(13,044)	9,482
Changes in operating assets and liabilities:
Trading securities	—	2,561
Accounts receivable	162,364	(75,851)
Income taxes receivable	190,000	(256,469)
Settlement due from customers	94,664	74,875
Prepaid expenses	(58,332)	(134,762)
Other current assets	(43,789)	(9,759)
Obligations under litigation settlements	(784,463)	2,361,248
Accounts payable	20,859	(31,871)
Settlement due to customers	(124,564)	(58,448)
Accrued expenses	25,347	41,914
Net change in other assets and liabilities	51,480	49,111

Net cash provided by operating activities	1,093,917	930,584

Investing Activities
Purchases of property, plant and equipment	(37,319)	(51,250)
Capitalized software	(59,112)	(71,267)
Purchases of investment securities available-for-sale	(104,620)	(495,606)
Proceeds from sales and maturities of investment securities, available-for-sale	84,279	851,987
Investment in affiliates	(16,043)	—
Acquisition of business, net of cash acquired	(2,913)	—
Other investing activities	(4,688)	(2,223)

Net cash provided by (used in) investing activities	(140,416)	231,641

Financing Activities
Dividends paid	(59,019)	(59,576)
Exercise of stock options	5,791	9,335
Tax benefit for share based compensation	32,249	48,901
Purchase of treasury stock	—	(649,468)
Payment of debt	(149,380)	(80,000)
Redemption of non-controlling interest	(4,620)	—

Net cash used in financing activities	(174,979)	(730,808)

Effect of exchange rate changes on cash and cash equivalents	32,709	(19,255)

Net increase in cash and cash equivalents	811,231	412,162
Cash and cash equivalents — beginning of period	1,505,160	1,659,295

Cash and cash equivalents — end of period	$2,316,391	$2,071,457

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$127	15.4%	18.2%	$86	16.2%	1,080	$41	22.5%	302	239	262	8.7
Canada	24	-10.2%	-5.2%	22	-2.7%	263	3	-20.4%	5	37	45	0.8
Europe	190	-9.7%	0.2%	143	1.6%	1,746	48	-3.8%	276	183	197	8.7
Latin America	45	-6.4%	11.1%	25	12.0%	468	20	10.0%	150	97	119	3.1
United States	247	-8.0%	-8.0%	204	-6.5%	3,674	42	-14.8%	263	295	340	8.1
Worldwide	633	-4.7%	0.3%	480	0.4%	7,231	154	-0.3%	997	851	964	29.4
MasterCard Credit and Charge Programs
United States	133	-18.0%	-18.0%	121	-13.9%	1,508	11	-45.4%	9	177	211
Worldwide less United States	290	-6.9%	1.0%	239	4.1%	2,943	51	-11.6%	231	438	497
Worldwide	423	-10.7%	-5.8%	361	-2.7%	4,452	62	-20.7%	240	615	708
MasterCard Debit Programs
United States	114	7.2%	7.2%	83	6.9%	2,166	31	7.9%	254	118	130
Worldwide less United States	97	14.0%	26.5%	36	23.4%	613	61	28.3%	502	118	126
Worldwide	211	10.2%	15.2%	119	11.4%	2,779	92	20.7%	757	236	255
APMEA = Asia Pacific / Middle East / Africa

	For the 9 Months ended September 30, 2009
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$343	8.2%	16.9%	$231	15.8%	3,021	$112	19.3%	827	239	262
Canada	67	-15.2%	-3.1%	58	-1.1%	742	8	-14.8%	15	37	45
Europe	516	-13.6%	2.0%	386	2.9%	4,972	130	-0.7%	818	183	197
Latin America	123	-11.7%	8.5%	68	11.2%	1,371	56	5.3%	429	97	119
United States	729	-8.6%	-8.6%	598	-7.5%	10,618	131	-13.3%	780	295	340
Worldwide	1,778	-7.9%	-0.1%	1,341	0.0%	20,723	437	-0.4%	2,869	851	964
MasterCard Credit and Charge Programs
United States	393	-18.0%	-18.0%	354	-14.5%	4,393	39	-40.1%	29	177	211
Worldwide less United States	796	-11.0%	2.5%	651	5.3%	8,451	145	-8.5%	711	438	497
Worldwide	1,190	-13.4%	-5.3%	1,005	-2.6%	12,844	185	-17.7%	740	615	708
MasterCard Debit Programs
United States	336	5.6%	5.6%	244	5.0%	6,224	92	7.1%	751	118	130
Worldwide less United States	253	6.3%	23.3%	92	20.4%	1,655	160	24.9%	1,378	118	126
Worldwide	588	5.9%	12.5%	336	8.9%	7,879	253	17.8%	2,129	236	255

	For the 3 Months ended September 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$110	24.5%	23.1%	$75	24.5%	900	$35	20.2%	231	211	232
Canada	27	16.5%	16.0%	24	15.2%	255	4	21.5%	6	33	39
Europe	211	24.1%	17.9%	155	18.3%	1,659	56	16.9%	284	180	194
Latin America	48	24.2%	15.6%	26	19.0%	452	23	12.0%	143	90	110
United States	268	4.7%	4.7%	218	6.7%	3,480	49	-3.1%	260	334	389
Worldwide	664	15.3%	12.7%	498	13.6%	6,746	166	10.2%	924	848	963
MasterCard Credit and Charge Programs
United States	162	-1.2%	-1.2%	141	1.5%	1,596	21	-16.2%	14	219	265
Worldwide less United States	312	21.4%	17.4%	248	19.6%	2,786	63	9.7%	260	431	486
Worldwide	473	12.6%	10.3%	389	12.3%	4,382	84	1.9%	275	650	751
MasterCard Debit Programs
United States	106	15.3%	15.3%	78	17.5%	1,884	28	9.6%	245	115	124
Worldwide less United States	85	32.8%	24.4%	31	20.4%	480	54	26.8%	404	83	89
Worldwide	191	22.5%	19.2%	109	18.3%	2,364	82	20.3%	649	198	213

	For the 9 Months ended September 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$317	27.1%	21.8%	$216	23.6%	2,541	$101	18.1%	644	211	232
Canada	79	22.8%	13.8%	67	13.9%	710	11	13.0%	16	33	39
Europe	598	28.2%	17.8%	442	18.2%	4,674	156	16.6%	802	180	194
Latin America	140	26.4%	17.8%	72	20.5%	1,304	67	15.1%	420	90	110
United States	798	6.6%	6.6%	646	8.3%	10,222	151	-0.1%	771	334	389
Worldwide	1,930	17.8%	13.3%	1,444	14.2%	19,451	487	10.8%	2,653	848	963
MasterCard Credit and Charge Programs
United States	479	1.2%	1.2%	414	3.3%	4,675	65	-10.6%	45	219	265
Worldwide less United States	895	25.8%	17.6%	711	19.7%	7,897	184	9.9%	758	431	486
Worldwide	1,374	16.0%	11.3%	1,125	13.1%	12,572	249	3.7%	803	650	751
MasterCard Debit Programs
United States	318	15.9%	15.9%	232	18.3%	5,547	86	9.7%	726	115	124
Worldwide less United States	238	33.2%	22.6%	87	17.4%	1,332	151	25.9%	1,123	83	89
Worldwide	556	22.7%	18.7%	319	18.1%	6,878	237	19.5%	1,850	198	213

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

MasterCard Incorporated – Page 10

GAAP Reconciliations

($ millions except percentages and per share data)	Three Months ended September 30, 2009				Three Months ended September 30, 2008
	Actual	Special Items		Non - GAAP	Actual		Special Items		Non - GAAP
Litigation settlements	$6	$(6	) a	$—	$828		$(828	) a	$—
Total operating expenses	691	(6)		685	1,617		(828)		790
Operating income (loss)	674	6		680	(279)		828		548
Operating Margin	49.4%			49.8%	(20.9%)				41.0%
Income (loss) before income taxes	673	6		680	(294)		828		534
Income taxes (benefit)	221	2		224	(100)		312		212
Net Income (Loss)	$452	$4		$456	$(194)		$516		$322

Basic Net Income (Loss) per Share	$3.46	$0.03		$3.49	$(1.48	) c	$3.94		$2.46	c
Diluted Net Income (Loss) per Share	$3.45	$0.03		$3.48	$(1.48	) c	$3.94		$2.46	c

	Nine Months ended September 30, 2009				Nine Months ended September 30, 2008
	Actual	Special Items		Non - GAAP	Actual		Special Items		Non - GAAP
Litigation settlements	$7	$(7	) a	$—	$2,477		$(2,477	) a	$—
Total operating expenses	2,008	(7)		2,002	4,764		(2,477)		2,287
Operating income (loss)	1,792	7		1,799	(997)		2,477		1,480
Operating Margin	47.2%			47.3%	(26.5%)				39.3%
Other income (expense), net	18	—		18	73		(75	) b	(2)
Total other income (expense)	(32)	—		(32)	169		(75)		94
Income (loss) before income taxes	1,760	7		1,766	(828)		2,402		1,574
Income taxes (benefit)	591	2		594	(335)		913		578
Net Income (Loss)	$1,169	$4		$1,173	$(493)		$1,489		$996

Basic Net Income (Loss) per Share	$8.95	$0.03		$8.98	$(3.76	) c	$11.34		$7.58	c
Diluted Net Income (Loss) per Share	$8.92	$0.03		$8.95	$(3.76	) c	$11.32		$7.56	c

a -	Litigation Settlements
b -	Gain from the termination of a customer business agreement
c -	Amounts have been revised in accordance with the adoption of a new earnings per share accounting standard related to instruments granted in share-based payment transactions on January 1, 2009.

Note that the figures in the preceding tables may not sum due to rounding

MasterCard Incorporated – Page 11

Reconciliation to Effective Tax Rate

(In millions, except percentages)	Actual	Actual Effective Tax Rate	Special Items	Non-GAAP	Non-GAAP Effective Tax Rate
Three months ended September 30, 2008:

Income (loss) before income taxes	$(294)	34.1%	$828	$534	39.7%
Income tax expense (benefit)	(100)		312	212
Net income (loss)	$(194)		$516	$322

Nine months ended September 30, 2008:

Income (loss) before income taxes	$(828)	40.4%	$2,402	$1,574	36.7%
Income tax expense (benefit)	(335)		913	578
Net income (loss)	$(493)		$1,489	$996

Note that the figures in the preceding tables may not sum due to rounding

For more information about these reconciliations, refer to MasterCard Incorporated’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2009.

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